Exhibit 99.2

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Contract Revenue:	$197	$20	$239	$98

Operating expense:
Research and development	14,486	8,701	25,543	24,074
General and administrative	3,151	1,952	6,964	3,640
Loss (gain) on sale or disposal of assets	(1)	(4)	23	(24)

Total operating expenses	17,636	10,649	32,530	27,690

Operating loss	(17,439)	(10,629)	(32,291)	(27,592)

Interest expense - related party	(115)	(117)	(234)	(243)
Interest expense - other	(125)	(187)	(271)	(531)
Interest income	470	990	978	1,467
Other income (expense), net	202	(700)	149	(911)

Loss from continuing operations	(17,007)	(10,643)	(31,669)	(27,810)
Loss from discontinued operations	—	(317)	—	(828)

Net loss	$(17,007)	$(10,960)	$(31,669)	$(28,638)

Basic and diluted net loss per share:
Continuing operations	$(0.40)	$(0.33)	$(0.79)	$(0.94)
Discontinued operations	—	(0.01)	—	(0.03)

Total basic and diluted net loss per share	$(0.40)	$(0.34)	$(0.79)	$(0.97)

Weighted average shares used in computing basic and diluted net loss per share	42,027	31,870	40,005	29,630

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2005	December 31, 2004
Cash, cash equivalents and short-term investments	$91,898	$50,625
Total assets	123,718	79,264
Bank loans	3,802	2,600
Notes payable	4,000	4,000
Capital lease obligations	70	1,079
Related party line of credit	6,417	7,792
Accrued interest	2,725	2,341
Accumulated deficit	(287,717)	(256,048)
Total stockholders’ equity	83,041	45,589

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com